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                                                                       Exhibit 5

                           ABRAHAMS, KASLOW & CASSMAN
                        8712 West Dodge Road, Suite 300
                           Omaha, Nebraska 68114-3419
                                 (402) 392-1250


                                 March 20, 1998



Board of Directors
CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado  80111


     RE:  CSG Systems International, Inc. (the "Company") 1996 Stock Incentive
          Plan


Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,600,075 additional shares of the Company's Common Stock, $0.01 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's 1996 Stock Incentive Plan (the "Plan").
We have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, corporate proceedings of the Board of Directors and stockholders of the Company relating to the issuance of such shares of Stock, and such other documents, corporate records, and matters of laws as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the 1,600,075 shares of Stock to be issued by the Company pursuant to the Plan are duly authorized and, when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ABRAHAMS, KASLOW & CASSMAN


                                By:  /s/ Howard J. Kaslow

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